                                                                       EXHIBIT 7


    Description of Issuance, Transfer and Redemption Procedures for Contracts
                Offered by the Allmerica Select  Account III  of
              Allmerica Financial Life Insurance and Annuity Company
                       Pursuant to Rule 6e-3(T)(b)(12)(ii)
                     under the Investment Company Act of 1940

The Allmerica Select Separate Account III ("Separate Account") of Allmerica Financial Life Insurance and Annuity Company ("Company") is registered under the Investment Company Act of 1940 ('1940 Act') as a unit investment trust. Within the Separate Account are fourteen Sub-Accounts. Procedures apply equally to each subaccount and for purposes of this description are defined in terms of the Separate Account, except where a discussion of both the Separate Account and the individual Sub-Accounts is necessary. Each Sub-Account invests, respectively, in shares of a corresponding investment division of Allmerica Investment Trust ("Trust"), Fidelity Variable Insurance Products Fund ("VIP") and T. Rowe Price International Series, Inc. ("T. Rowe Price"), each of which is a "series" type of mutual fund registered under the 1940 Act. The investment experience of a Sub-Account of the Separate Account depends on the market performance of its corresponding investment division. Although modified single payment variable life insurance Contracts funded through the Separate Account may also provide for fixed benefits supported by the Company's General Account, this description assumes that net payments are allocated exclusively to the Separate Account and that all transactions involve only the Sub-Accounts of the Separate Account, except as otherwise explicitly stated herein.

I.   "PUBLIC OFFERING PRICE": PURCHASE AND RELATED TRANSACTIONS --
     SECTION 22(d) AND RULE 22C-l

     This section outlines Contract provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the Contracts, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and annuity plans. The chief differences revolve around the structure of the cost of insurance charges and the insurance underwriting process. Certain Contract provisions, such as reinstatement and loan repayment, do not result in the issuance of a Contract but require certain payments by the Contract Owner and involve a transfer of assets supporting Contract reserve into the Separate Account.

     a.   INSURANCE CHARGES AND UNDERWRITING STANDARDS

     The Contracts are designed as modified single payment variable life insurance polices. The total of all payments paid can never exceed the then current maximum payments determined by Internal Revenue Service rules. If at any time a payment is paid which would result in total payments exceeding the current maximum payment limitations, the Company will return the amount in excess of such maximums to the Contract Owner.

     The Contract will remain in force so long as the Contract value less any outstanding debt is sufficient to pay certain monthly charges imposed in connection with the Contract. Cost of insurance charges for the Contracts will not be the same for all Contract Owners. The insurance principle of pooling and distribution of mortality risks is based upon the assumption that each Contract Owner pays a cost of insurance charge commensurate with the Insured's mortality risk, which is actuarially determined based upon
     factors such as age and  health.   In the context of life insurance, a
     uniform mortality charge (the "cost of insurance charge") for all Insured's would discriminate unfairly in favor of those Insured's representing greater mortality risks to the disadvantage of those representing lesser risks. Accordingly, there will be a different "price" for each actuarial category of Contract Owners because different cost of insurance rates will apply. Accordingly, while not all Contract Owners will be subject to the same cost of insurance rate, there will be a single "rate" for all Contract Owners in a given actuarial category. The Contracts will be offered and sold pursuant to the Company's underwriting standards and in accordance with state insurance laws. Such laws prohibit unfair discrimination among Insureds, but recognize that payments must be based upon factors such as age, health and occupation. Tables showing the maximum cost of insurance charges will be delivered as part of the Contract.

     b.   APPLICATION AND INITIAL PAYMENT PROCESSING

     Payments are payable only to the Company, and may be mailed to the Principal Office or paid through an authorized agent of the Company.
     All payments are credited to the Separate Account or General Account as of date of receipt at the Principal Office.

     The Contract requires a single payment of at least $25,000 on or before the date of issue. The initial payment is used to determine the face amount of the Policy, by treating the initial payment as equal to 100% of the Guideline Single Premium. The Contract owner may indicate the desired
     Face Amount on the application. If the Face Amount specified exceeds 100% of the Guideline Single Premium for the amount of the payment, the Application will be amended and a Contract with a higher Face Amount will be issued.

     Additional payments of at least $10,000 may be made as long as the total payments do not exceed the maximum payment specified in the Contract. The total of all payments can never exceed the then-current maximum payment
     limitation determined by Internal Revenue Service rules.   Where total
     payments would exceed the current maximum payment limits, the Company will only accept that part of a payment which will make total payments equal the maximum. The Company will return any part of a payment that is greater than that amount. However, the Company will accept a payment needed to prevent Contract lapse during a contract year.

     Upon receipt of a completed application from a prospective Contract Owner, the Company will follow certain insurance underwriting procedures designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed Contract Owner before a determination can be made. A Contract cannot be issued until this underwriting procedure has been completed.

     If at the time of Application a prospective Contract Owner makes a payment, the Company will provide fixed conditional insurance in the amount of insurance applied for, up to a maximum of $500,000, pending underwriting approval. If the application is approved, the Contract will be issued as of the date of the underwriting approval. If the prospective Contract Owner does not wish to make any payment until the Contract is issued, upon delivery of the Contract the Company will require payment of sufficient payment to place the insurance in-force.

     Pending completion of insurance underwriting and Contract issuance procedures, the initial payment will be held in the Company's General Account. If the application is approved and the Contract is issued and accepted, the initial payment held in the General Account will be credited with interest not later than the date of receipt of the payment at the Company's Principal Office. Not later than three days of underwriting approval of the Contract, the amounts held in the Company's General Account will be allocated to the Sub-Accounts according to Contract Owner's instructions; provided, however, that if the contract is issued in a "full refund" state, the Sub-Account investments will initially be allocated to the Money Market Fund and thereafter transferred according to the Contract Owner's instructions at the end of the free look period. Amounts remaining in the General Account will continue to be credited interest from date of receipt of the payment at the Principal Office. If a Contract is not issued, the payments will be returned to the Applicant without interest unless the Contract Owner has elected on the application to instead receive an Annuity Contract.

     These processing procedures are designed to provide insurance, starting with the date of the application, to the proposed Contract Owner in connection with payment of the initial payment and will not dilute any benefit it payable to any existing Contract Owner. Although a Contract cannot be issued until the underwriting process has been completed, the proposed Contract Owner will receive immediate insurance coverage, if the proposed Contract Owner has paid an initial payment and proves to be insurable. If the initial payment is not paid with the application, variability of benefits will commence within three days of underwriting approval, subject to the restrictions indicated above. The Company will require that the Contract be delivered within a specific delivery period to protect itself against anti-selection by the prospective Contract
     Owner resulting from a deterioration of the health of the proposed Insured.

     c.   PAYMENT ALLOCATIONS

     The Contract Owner may allocate net payments among the Company's General Account and the Sub-Accounts of the Separate Account. Each Sub-Account of the Separate Account invests its assets in shares of a corresponding Underlying Fund. Purchases and redemptions of such shares are made at net asset value, with no deduction for sales load.

     Payments allocated to a Sub-Account, transfers to that Sub-Account, and reserve adjustment transfers, if any, will be netted as of each valuation date against amounts withdrawn from the Sub-Account in connection with Contract surrenders, partial withdrawals, transfers, and death benefits, as well as the asset charge and amounts paid to the

     Company in lieu of taxes, if any. A net purchase or sale of Underlying Fund shares will be made for a Sub-Account at net asset value. All income, dividends and realized gain distributions of a Underlying Fund will be reinvested in shares of the respective Underlying Fund at net asset value. Valuation dates currently occur on each day on which the New York Stock Exchange is open for trading, and on such other days where there is a sufficient degree of trading in a Underlying Fund's securities such that the current net asset value of the Sub-Accounts may be materially affected.

     The Contract Owner may change the allocation of net payments without charge at any time by providing written notice to the Principal Office. The change will be effective as of the date of receipt of the notice at the Principal Office. The Contract Owner may transfer amounts among all of the Sub-Accounts and the General Account, subject to certain restrictions.

     d.   REPAYMENT OF LOAN

     The Contract Owner may borrow money secured by Contract Value. The total amount the Contract Owner may borrow is the Loan Value. The Loan Value is 90% of the Contract Value minus any surrender charges.

     The minimum loan is $1,000. The maximum loan is the Loan Value minus any outstanding loans. The Company will usually pay the loan within seven days
     after the Company  receives a written request for the loan.   The Company
     will allocate the loan among the Sub-Accounts and the Fixed Account according to the Contract Owner's instructions. If the Contract Owner does not make an allocation, the Company will make a pro-rata allocation among the Sub-Accounts and Fixed Account. The Company will transfer Contract Value in each Sub-Account, equal to the Contract loan amount, to the Fixed Account. The Company will not count this transfer as a transfer subject to the transfer charge, described below. Contract Value equal to the outstanding loan amount will earn monthly interest in the Fixed Account at an annual rate of at least 4.0%.

     Contract loans will permanently affect the Contract Value and Surrender Value, and may permanently affect the Death Benefit. The effect could be favorable or unfavorable, depending on whether the investment performance of the Sub-Accounts is less than or greater than the interest credited to the Contract Value in the Fixed Account that secures the loan. A loan made under the Contract may be repaid with an amount equal to the original loan plus loan interest.

     When a loan is made, the Company will transfer from each Sub-Account of the Separate Account to the General Account an amount of that Sub-Account's Contract value equal to the loan amount allocated to the Sub-Account. Since the Company will credit such assets with interest at a rate which is below the interest rate charged on the loan, the difference will be retained by the Company to cover certain expenses and contingencies. Upon repayment of debt, the Company will reduce the Contract value in the general account attributable to the loan and transfer assets supporting corresponding reserves to the Sub-Accounts according to either Contract Owner's instruction or, if none, the payment allocation percentages then in effect. Loan repayments allocated to the Separate Account cannot exceed Contract value previously transferred from the Separate Account to secure the debt.

     If the surrender value is insufficient to cover the next monthly deduction plus loan interest accrued, or if Contract debt exceeds the Contract value less surrender charges, the Company will notify the Contract Owner and any assignee of record. The Contract Owner will then have a grace period of 62 days, measured from the date the notice is mailed, to make sufficient payments to prevent termination.

     Failure to make a sufficient payment within the grace period will result in termination of the Contract without any Contract value. The death benefit payable during the grace period will be reduced by any overdue charges. If the Insured dies during the grace period, the death proceeds will still be payable, but any monthly deductions due and unpaid through the Contract month in which the Insured dies will be deducted from the death proceeds.

     If the Contract has not been surrendered and the Insured is alive, the terminated Contract may be reinstated anytime within three years after the date of default by submitting the following to the Company: (1) a written application for reinstatement; (2) evidence of insurability satisfactory to the Company; and (3) a payment that is large enough (a) to cover the cost of all contract charges that were due and unpaid during the grace period,
     (b) to keep the contract in force for three months, and (c) to reinstate any loan against the Contract that existed at the end of the grace period.

     The Contract value on the date of reinstatement is the net payment paid to reinstate the Contract increased by interest from the date the payment was received at the Company's Principal Office; plus an amount equal to the Contract value less debt on the date of default minus the monthly deduction due on the date of reinstatement.
     The surrender charge on the date of reinstatement is the surrender charge which was in effect on the date of default.

     PREFERRED LOAN OPTION - Any portion of the Outstanding Loan that represents earnings in the Contract, a loan from an exchanged life insurance policy that was as carried over to the Contract, or the gain in the exchanged life insurance policy that was carried over to the Contract may be treated as a preferred loan. The available percentage of the gain carried over from an exchanged policy less any policy loan carried over which will be eligible for preferred loan treatment is as follows:

Beginning of        1     2     3     4     5     6     7     8    9     10    11
Contract Year
-----------------------------------------------------------------------------------
Unloaned            0%   10%   20%   30%   40%   50%   60%   70%   80%   90%   100%
Gain
Available

The guaranteed annual interest rate credited to the Contract Value securing a preferred loan will be at least 5.5%.

     Interest accrues daily at the annual rate of 6.0%. Interest is due and payable in arrears at the end of each Contract year or for as short a period as the loan may exist. Interest not paid when due will be added to the Outstanding Loan by transferring Contract Value equal to the interest due to the Fixed Account. The interest due will bear interest at the same rate.

     e.   CORRECTION OF MISSTATEMENT OF AGE

     If the Insured's age or sex is not correctly stated in the Contract application, the Company will adjust benefits under the Contract to reflect the correct age and sex. The adjustment will be based upon the ratio of the maximum payment for the Contract to the maximum payment for the Contract issued for the correct age or sex. The Company will not reduce the Death Benefit to less than the Guideline Minimum Sum Insured. For a unisex Contract, there is no adjusted benefit for misstatement of sex.

     f.   CONTESTABILITY

     A Contract is contestable for two years, measured from the issue date, for material misrepresentations made in the initial application for the Contract. Contract changes may be contested for two years after the effective date of a change, and a reinstatement may be contested for two years after the effective date of reinstatement. No statement will be used to contest a Contract unless it is contained in an application.

     g.   REDUCTION IN COST OF INSURANCE RATE CLASSIFICATION

     By administrative practice, the Company will reduce the cost of insurance rate classification for an outstanding Contract if new evidence of insurability demonstrates that the Contract Owner qualifies for a lower classification. After the reduced rating is determined, the Contract Owner will pay a lower monthly cost of insurance charge each month.

II.  "REDEMPTION PROCEDURE": SURRENDER AND RELATED TRANSACTIONS

     The Contracts provide for the payment of monies to a Contract Owner or beneficiary upon presentation of a Contract. Generally except for the payments of death proceeds, the imposition of cost of insurance and administrative charges, and the possible effect of a contingent surrender charge, the payee will receive a pro rata or proportionate share of the
     Separate   Account's assets, within the meaning of the 1940 Act, in any transaction involving "redemption procedures". The amount received by the payee will depend-upon the particular benefit for which the Contract is presented, including, for example, the cash surrender value or death benefit. There are also certain Contract provisions (e.g., partial withdrawals or the loan privilege) under which the Contract will not be presented to the Company but which will affect the Contract Owner's benefits and may involve a transfer of the assets supporting the Contract reserve out of the Separate Account. Any combined transactions on the same day which counteract the effect of each other will be allowed. The Company will assume the Contract Owner is aware of the possible conflicting nature of the transactions and desires their combined result. If a transaction is requested which the Company will not allow (e.g., a request for a decrease in face amount) the Company will reject the whole transaction and not just the portion which causes the disallowance. The Contract Owner will be informed of the rejection and will have an opportunity to give new instructions.

     a. FREE LOOK PRIVILEGE - The Contract provides for a free look period under the Right to Cancel provision. The Contract Owner has the right to examine and cancel the Contract by returning it to the Company or one of its representatives on or before the tenth day (or such later date as may be required by state law) after the Contract owner receives the Contract.

          If the Contract provides for a full refund under its "Right to Cancel" provision (as may be required by state law), the refund will be the entire Payment. If the Contract does not provide for a full refund (as provided by state law), the Contract Owner will receive amounts allocated to the Fixed Account, plus the value of the Units in the Variable Account, plus all fees, charges and taxes which have been imposed.

     b. CONVERSION PRIVILEGE - During the first 24 Contract months after the date of issue, subject to certain restrictions, the Contract Owner may convert the Contract to a flexible payment fixed Contract by transferring all Contract value in the Sub-Accounts to the General Account and by simultaneously changing the allocation of future payments to the General Account.

     c. CHARGES AND DEDUCTIONS -- The following charges will apply to the Contract under the circumstances described. Some of these charges apply throughout the Contract's duration.

          MONTHLY DEDUCTIONS - On the Monthly Processing Date, the Company will deduct an amount to cover charges and expenses incurred in connection with the Contract. This Monthly Deduction will be deducted by subtracting values from the Fixed Account accumulation and/or canceling Units from each applicable Sub-Account in the ratio that the Contract Value in the Sub-Account bears to the Contract Value. The amount of the Monthly Deduction will vary from month to month. If the Contract Value is not sufficient to cover the Monthly Deduction which is due, the Contract may lapse. The Monthly Deduction is comprised of the following charges:

          - Maintenance Fee: The Company will make a deduction of $2.50 from any Contract with less than $100 in Contract Value to cover charges and expenses incurred in connection with the Contract. This charge is to reimburse the Company for expenses related to issuance and maintenance of the Contract. The Company does not intend to profit from this charge.

          - Administration Charge: The Company imposes a monthly charge at an annual rate of 0.20% of the Contract Value. This charge is to reimburse us for administrative expenses incurred in the administration of the Contract. It is not expected to be a source of profit.

          - Monthly Insurance Protection Charge: Immediately after the Contract is issued, the Death Benefit will be greater than the Payment. While the Contract is in force, prior to the Final Payment Date, the Death Benefit will generally be greater than the Contract Value. To enable the Company us to pay this excess of the Death Benefit over the Contract Value, a monthly cost of insurance charge is deducted. This charge varies depending on the type of Contract and the Underwriting Class. In no event will the current deduction for the cost of insurance exceed the guaranteed maximum insurance protection rates set forth in the Contract. These guaranteed rates are based on the Commissioners 1980 Standard Ordinary Mortality Tables, Tobacco User or Non-Tobacco User (Mortality Table B for unisex Contracts and Mortality Table D for second-to-die Contracts) and the Insured=s sex and age. The Tables used for this purpose set forth different mortality estimates for males and females and for tobacco user and non-tobacco user. Any change in the insurance protection rates will apply to all Insured of the same age, sex and Underwriting Class whose Contracts have been in force for the same period.

               The Underwriting Class of an Insured will affect the insurance protection rate. The Company currently place Insureds into standard Underwriting Classes and non-standard Underwriting Classes. The Underwriting Classes are also divided into two categories: tobacco user and non-tobacco user. The Company will place Insureds under the age of 18 at the Date of Issue in a standard or non-standard Underwriting Class. The

               Company will then classify the Insured as a non-tobacco user.

          - Distribution Expense: During the first ten Contract years, the Company makes a monthly deduction to compensate for a portion of the sales expense which are incurred by us with respect to the Contracts. This charge is equal to 0.90% of the Contract Value.

          - Federal & State Payment Tax Charge: During the first Contract year, the Company makes a monthly deduction equal to 1.50% on an annual basis to partially compensate the Company for the increase in federal tax liability from the application of
               Section 848 of the Internal Revenue Code and to offset a portion of the average payment tax the Company is expected to pay to various state and local jurisdictions. The Company expects to pay an average payment tax of approximately 2.5% of payments in all states, although such rates can generally range from 0% to 4%. The Company does not intend to profit from the payment tax portion of this charge.

               DAILY DEDUCTIONS - The Company assesses each Sub-Account with a
               charge for mortality and expense risks.   Fund expenses are also
               reflected in the Variable Account.

          - Mortality and Expense Risk Charge: The Company imposes a daily charge at a current annual rate of 0.90% of the average daily net asset value of each Sub-Account.

          - Fund Expenses - The value of the Units of the Sub-Accounts will reflect the investment advisory fee and other expenses of the Funds whose shares the Sub-Accounts purchase.

               No charges are currently made against the Sub-Accounts for federal or state income taxes. Should income taxes be imposed, the Company may make deductions from the Sub-Accounts to pay the taxes.

          SURRENDER CHARGE - The Contract's contingent surrender charge is a deferred sales charge and an unrecovered payment tax charge. The deferred sales charge compensates us for distribution expenses, including commissions to our representatives, advertising and the printing of prospectuses and sales literature. The unrecovered payment tax charge is designed to reimburse us for the unrecovered federal and state taxes the Company has paid.

Contract              1        2       3        4        5       6        7      8       9      10+
Year*
Surrender           10.00%   9.25%    8.50%    7.75%    7.00%   6.25%   4.75%   3.25%   1.50%    0%
Charge
-----------------------------------------------------------------------------------------------------


          PARTIAL WITHDRAWAL COSTS - For each partial withdrawal, the Company deducts a transaction fee of 2.0% of the amount withdrawn, not to exceed $25. This fee reimburses the Company for the cost of processing the withdrawal. A partial withdrawal charge may also be deducted from Contract Value. However, in any Contract year, you may withdraw, without a partial withdrawal charge, up to 10% of the Contract Value minus the total of any prior free withdrawals in the same Contract year ("Free 10% Withdrawal.")

          The right to make the Free 10% Withdrawal is not cumulative from Contract year to Contract year. For example, if only 8% of Contract Value were withdrawn in the second Contract year, the amount which could be withdrawn in future Contract years would not be increased by the amount the Contract Owner did not withdraw in the second Contract year.

          TRANSFER CHARGES - The first 12 transfers in a Contract year are free. After that, the Company may deduct a transfer charge not to exceed $25 from amounts transferred in that Contract year. If the Contract Owner applies for automatic transfers, the first automatic transfer counts as one transfer. Each future automatic transfer is without charge and does not reduce the remaining number of transfers that may be made without charge. Each of the following transfers of Contract Value from the Sub-Accounts to the Fixed Account is free and does not count as one of the 12 free transfers in a Contract year:

          -    A conversion within the first 24 months from Date of Issue;
          -    A transfer to the Fixed Account to secure a loan; and
          - A transfer from the Fixed Account as a result of a loan repayment.

     d.   DEATH BENEFIT
          The death benefit is the greater of the face amount or Guideline Minimum Sum Insured. The Company will pay a net death benefit to the beneficiary within seven days after receipt at its Principal Office of the Contract, due proof of death of the Insured, and all other requirements necessary to make payment. For second-to-die Contracts, the net death benefit is payable on the death of the last surviving Insured; there is no net death benefit payable on the death of the first Insured to die. The Company will normally pay the net death benefit within seven days of receiving due proof of the Insured's death, but the Company may delay payment of net death benefits. The Beneficiary may receive the net death benefit in a lump sum or under a payment option, unless the payment option has been restricted by the Contractowner.

          Before the final payment date, the net death benefit is the death benefit minus any outstanding loan, rider charges and monthly deductions due and unpaid through the Contract month in which the Insured dies, as well as any partial withdrawals and surrender
          charges.   After the final payment date, the net death benefit is the
          Contract value minus any outstanding loan. In most states, the Company will compute the net death benefit on the date it receives due proof of the insured's death.

          Guaranteed Death Benefit Rider - If at the time of issue the Contract Owner has made purchase payments equal to 100% of the Guideline Single Premium, a Guaranteed Death Benefit Rider will be added to the Contract at no additional charge. If the Guaranteed Death Benefit Rider is in effect on the Final Payment Date, a guaranteed Net Death Benefit will be provided thereafter unless the Guaranteed Death Benefit Rider is terminated, as described below. The guaranteed Net Death Benefit will be:

          - the GREATER of (a) the Face Amount as of the Final Payment Date or (b) the Contract Value as of the date due proof of death is received by the Company,
          - REDUCED by the Outstanding Loan, if any, through the contract month in which the Insured dies.

          The Guaranteed Death Benefit Rider will terminate (and may not be reinstated) on the first to occur of the following:

          -    Foreclosure of the Outstanding Loan, if any; or
          - A request for a partial withdrawal or preferred loan after the Final Payment Date; or
          -    Upon your written request.

          GUIDELINE MINIMUM SUM INSURED - The guideline minimum sum insured is a percentage of the Contract Value. The guideline minimum sum insured is computed based on federal tax regulations to ensure that the Contract qualifies as a life insurance contract and that the insurance proceeds will be excluded from the gross income of the Beneficiary.

                             GUIDELINE MINIMUM SUM INSURED
                             -----------------------------

               Age of Insured                              Percentage of
              on Date of Death                             Contract Value
              ----------------                             --------------
               40 and under...............................      265%
               45 ........................................      230%
               50 ........................................      200%
               55 ........................................      165%
               60 ........................................      145%
               65 ........................................      135%
               70 ........................................      130%
               75 ........................................      120%
               80 ........................................      120%
               85 ........................................      120%
               90 ........................................      110%
               91 ........................................      108%
               92 ........................................      106%
               93 ........................................      105%
               94 ........................................      105%

               95 ........................................      105%
               96 ........................................      104%
               97 ........................................      103%
               98 ........................................      102%
               99 and above ..............................      100%

               For the ages not listed, the progression between the listed ages is linear.

          The Company will make payment of the death proceeds out of its general account, and will transfer assets from the Separate Account to the general account in an amount equal to the reserve in the Separate Account attributable to the Contract. The excess, if any, of the death proceeds over the amount transferred will be paid out of the general account reserve maintained for that purpose.

     e.   TRANSFERS AMONG SUBACCOUNTS

          The Contracts permit net payments to be allocated either to the Company's General Account or to the Sub-Accounts of the Separate Account. Each Sub-Account invests exclusively in a corresponding investment portfolio ("Underlying Fund") of AIT, Fidelity VIP or T.
          Rowe.   Subject to the consent of the Company, the Contract Owner may transfer amounts among all of the Sub-Accounts and between the Sub-Accounts and the General Account, subject to certain restrictions.

          The Contract Owner may apply for automatic transfers from the Money Market Sub-Account to one or more of the other Sub-Accounts.
          Automatic transfers may be made at intervals of one, three, six or twelve months. Each automatic transfer must be at least $100. If the the Sub-Account from which the automatic transfer is to be made is reduced to $0 (zero), the automatic transfer will cease. The Contract Owner must then reapply for any future automatic transfers. The Contract Owner may also apply for automatic account rebalancing, in order to reallocate Contract Value among the Sub-Accounts at intervals of one, two, three, six or twelve months. The Fixed Account is not included in the automatic account rebalancing.

          The first 12 transfers in a Contract year are free. Thereafter, the Company will deduct a transfer charge not to exceed $25 from amounts transferred in that Contract year. The first automatic transfer counts as one transfer toward the 12 free transfers allowed in each Contract year. Each subsequent automatic transfer is free and does not reduce the remaining number of transfers that are free in a Contract year. Any transfers made for a conversion privilege, Contract loan or material change in investment Contract will not count toward the 12 free transfers.

          The transfer privilege is subject to the Company's consent. The Company reserves the right to impose limits on transfers including, but not limited to, the:

          -    Minimum amount that may be transferred;
          - Minimum amount that may remain in a Sub-Account following a transfer from that Sub-Account;
          -    Minimum period between transfers involving the Fixed Account; and
          -    Maximum amounts that may be transferred from the Fixed Account.

     f.   SURRENDER FOR CASH VALUES

          The Company will generally pay the net cash surrender value from the Sub-Accounts within seven days after receipt, at its Principal Office, of the Contract and a signed request for surrender (amounts payable form Fixed Account allocations may be postponed for no more than 6 months). Computations with respect to the investment experience of each Sub-Account will be made at the close of trading of the New York Stock Exchange on each day in which the degree of trading in the corresponding portfolio might materially affect the net return of the Sub-Account and on which the Company is open. This will enable the Company to pay a net cash value on surrender based on the next computed value after the surrender request is received. For valuation purposes, the surrender is effective on the date the Company receives the request at its Principal Office (although insurance coverage ends the day the request is mailed).

          The Contract value (equal to the value of all accumulations in the Separate Account) may increase or decrease from day to day depending on the investment experience of the Separate Account. Calculation of the Contract value for any given day will reflect the actual payments, expenses charged and deductions taken.

     g.   DEFAULT AND OPTIONS ON LAPSE

          The duration of insurance coverage depends upon the Contract value being sufficient to cover the monthly deductions plus loan interest accrued. If the surrender value at the beginning of a month is less than the deductions for that month plus loan interest accrued, a grace period of 62 days will begin. Written notice will be sent to the Contract Owner and any assignee on the Company's records stating that such a grace period has begun and giving the amount of payment necessary to prevent termination.

          If sufficient payment is not received during the grace period, the Contract will terminate without value. Notice of such termination will be sent to the owner and any assignee. If the Insured should die during the grace period, an amount sufficient to cover the overdue monthly deductions and other charges will be deducted from the death proceeds.

                                     SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment
   Company Act of 1940 the Registrant has duly caused this Initial Registration Statement to be signed by the Initial Undersigned, in the City or Worcester, Commonwealth of Massachusetts, on the 25th day of June, 1998.

ALLMERICA SELECT SEPARATE ACCOUNT III
OF ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

By:  /s/ Abigail M. Armstrong
   ---------------------------------
     Abigail M. Armstrong, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration
   Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                      TITLE                              DATE

/s/ John F. O'Brien                    Director and Chairman
-------------------------------          of the Board
John F. O'Brien

/s/ Bruce C. Anderson                  Director and Vice President
------------------------------
Bruce C. Anderson

/s/ Robert E. Bruce                    Director and Chief Information Officer
----------------------------
Robert E. Bruce


/s/ John P. Kavanaugh                  Director and Vice President
----------------------------
John P. Kavanaugh

/s/ John F. Kelly                      Director, Senior Vice President      June 25, 1998
-----------------------------            and General Counsel
John F. Kelly

/s/ J. Barry May                       Director
-----------------------------
J. Barry May

/s/ James R. McAuliffe                 Director
-----------------------------
James R. McAuliffe

/s/ Edward J. Parry III                Director, Vice President and
---------------------------              Chief Financial Officer
Edward J. Parry III

/s/ Richard M. Reilly                  Director, President and
-----------------------------            Chief Executive Officer
Richard M. Reilly

/s/ Robert P. Restropo, Jr.            Director
-------------------------
Robert P. Restropo, Jr.

/s/ Eric A. Simonsen                   Director and Vice President
----------------------
Eric A. Simonsen

/s/ Phillip E. Soule                   Director and Vice President
-------------------------
Phillip E. Soule